Filed Pursuant to Rule 433

Registration Nos. 333-160515

333-160515-08

$1.25bln Volkswagen Auto Loan Enhanced Trust (VALET) 2012-2 *PRICING DETAILS*

Joint Bookrunners	: Credit Suisse (str), BAML	PUBLIC, SEC Registered
Co-Managers	: BC, C, DB, RBC

CLS	$AMT-mm	WAL	M/S&P	L.FINAL	BENCH + SPRD	YLD %	CPN	$ PRICE
A-1	281.000	0.29	P-1/A-1+	10/21/13		0.230		100-00
A-2	381.000	1.09	Aaa/AAA	07/20/15	EDSF + 1	0.340	0.33	99.98939
A-3	376.000	2.26	Aaa/AAA	01/20/17	IntS + 8	0.463	0.46	99.99426
A-4	212.000	3.48	Aaa/AAA	03/20/19	IntS + 18	0.670	0.66	99.96883

* Expected Settle	: 10/11/12	* ERISA Eligible	: Yes
* Expected Ratings	: Moody’s, S&P	* Min Denominations	: $1k by $1k
* First Pay Date	: 10/22/12	* Registration	: Public
* Ticker	: VALET 2012-2	* Pricing Speed	: 1.3 ABS to 10% Call
* Bill & Deliver	: Credit Suisse	* Timing	: PRICED
* CUSIPS	: Class A1 92867LAA0
Class A2 92867LAB8
Class A3 92867LAC6
Class A4 92867LAD4

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.

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